Exhibit 99.1

ITHAKA ACQUISITION CORP. AND ALSIUS CORPORATION

ANNOUNCE ALSIUS CORPORATION’S THIRD QUARTER 2006 RESULTS

Miami, FL and Irvine, CA, December 6, 2006 - Alsius Corporation, the market leader in intravascular temperature management, today announced financial results for the third quarter ended September 30, 2006.

On October 4, 2006, Ithaka Acquisition Corp. (“Ithaka”) (OTCBB: ITHK, ITHKU, ITHKW) and Alsius Corporation (“Alsius”) entered into a definitive merger agreement whereby Alsius will become a wholly-owned subsidiary of Ithaka. Alsius’s current management team will remain in place to run the business following the merger, and William Worthen, its Chief Executive Officer, will become Chief Executive Officer and a director of Ithaka. Ithaka principals Paul Brooke and Eric Hecht will remain on the board of the combined company after the merger. Upon consummation of the merger, Ithaka will change its name to “Alsius Corporation” and seek a listing on Nasdaq.

Alsius’s net revenues for the third quarter of 2006 were $1.8 million, an increase of 125%, as compared to $0.8 million for the third quarter of 2005. Net loss for the third quarter of 2006 was $4.6 million compared to $2.5 million for the same period in 2005.

Gross profit for the third quarter of 2006 was $0.3 million, an increase of $0.3 million from $0.0 for the third quarter of 2005. Gross margins for the third quarter of 2006 increased to 17% as compared to 0% for the third quarter of 2005. This increase is primarily attributable to the increase in volume of units sold, allowing Alsius to benefit from economies of scale, as well as the continued implementation of cost reduction initiatives, including manufacturing process improvements. Total operating expense for the third quarter of 2006 was $2.7 million, or 150% of net revenues, compared to $2.3 million, or 288% of net revenues, for the third quarter of 2005. This increase in costs reflects Alsius’s ongoing investment in infrastructure to support its worldwide market expansion as well as higher professional fees incurred in connection with the preparation and filing of a registration statement for an initial public offering, which was withdrawn, and the negotiation and documentation of the merger transaction with Ithaka.

Net revenues for the nine months ended September 30, 2006 were approximately $4.0 million, an increase of 82%, as compared to $2.2 million for the first nine months of 2005. Net loss for the nine months ended September 30, 2006 increased 60% to $12.8 million as compared to $8.0 million for the same period in 2005.

Gross profit for the nine months ended September 30, 2006 was ($0.5) million, an improvement of $0.1 million from ($0.6) million for the nine months ended September 30, 2005. Gross margins for the nine months ended September 30, 2006 improved to (13%) as compared to (27%) for the nine months ended September 30, 2005. Alsius’s manufacturing costs exceeded current revenue levels due to inefficiencies in its manufacturing process resulting in negative gross profit. Alsius expects its cost of revenue to continue to decrease as a percentage of revenue as it implements cost reduction initiatives, including manufacturing process improvements, and benefits from economies of scale, as reflected in the gross profit realized in third quarter 2006. Total operating expense for the nine months ended September 30, 2006 was $9.6 million, or 240% of net revenues, compared to $7.2 million, or 327% of net revenues, for the nine months ended September 30, 2005. This increase in costs reflects Alsius’s ongoing investment in infrastructure to support its worldwide market expansion as well as higher professional fees incurred in connection with the preparation and filing of a registration statement for an initial public offering.

Paul Brooke, Chairman and Chief Executive Officer of Ithaka, stated, “We believe that the capital available from the merger with Ithaka will enable Alsius to benefit from accelerated investment in marketing. We continue to see significant market potential for therapeutic cooling of fever in the ICU and for other indications, and emerging opportunities in warming in open heart procedures. We remain convinced that Alsius is uniquely positioned to capitalize on these opportunities.”

“We are very excited about the continued market adoption of Alsius products by hospitals throughout the world” said William Worthen, President and CEO. “This is a strong indicator that hospitals are increasingly moving away from old fashioned, imprecise methods of temperature therapy using ice packs and cooling and warming blankets toward higher performance temperature control based on central venous catheter technology. We expect to see continued growth in revenues as we grow our sales infrastructure both in the U.S. and internationally so that our products become more widely available to customers.”

ABOUT ALSIUS CORPORATION

Alsius is a commercial-stage medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, has become the standard of care for patients in critical condition and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the largely unmet clinical need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients.

Alsius’s products consist of the CoolGard system and three families of single-use catheters. The CoolGard system is a computer-controlled temperature regulation system that circulates cool or warm saline in a closed-loop circuit through balloons that surround the catheters. Alsius’s catheters are inserted into a major vein through a patient’s neck or groin and achieve rapid and precise temperature management through contact with the patient’s blood flow. Unlike conventional external temperature management products, such as cooling and warming blankets and ice packs, Alsius’s intravascular products cool and warm the patient from the inside out, thereby more effectively managing body temperature and allowing caregivers easier access to administer patient care. In just over two years since its commercial launch, Alsius has installed approximately 300 CoolGard systems in approximately 200 hospitals worldwide, which it estimates have been used with its catheters to treat over 9,000 patients.

ABOUT ITHAKA ACQUISITION CORP.

Ithaka Acquisition Corp. was formed on April 4, 2005 to serve as a vehicle to effect a business combination with an operating business in the healthcare industry. Ithaka’s registration statement was declared effective on August 17, 2005 and the offering closed on August 23, 2005, generating gross proceeds of approximately $53.1 million from the sale of approximately 8.85 million units, including exercise of the underwriters’ over-allotment option. Each unit was comprised of one share of Ithaka common stock and two warrants, each to purchase one share of common stock at $5.00 per share. As of September 30, 2006, Ithaka held over $48.9 million in a trust account maintained by an independent trustee, which will be released to Ithaka upon consummation of the merger.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Ithaka, Alsius and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Ithaka’s and Alsius’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Ithaka’s stockholders to approve the merger agreement; the percentage of Ithaka’s stockholders voting against the merger and seeking conversion of their shares; changing interpretations of generally accepted accounting principles; outcomes of government reviews; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Alsius is engaged; fluctuations in customer demand; intensity of competition; timing, approval and market acceptance of new products; general economic conditions; as well as other relevant risks detailed in Ithaka’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-QSB for the period ended September 30, 2006. The information set forth herein should be read in light of such risks. Neither Ithaka nor Alsius assumes any obligation to update the information contained in this press release.

ADDITIONAL INFORMATION

STOCKHOLDERS OF ITHAKA AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, ITHAKA’S DEFINITIVE PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION.

The definitive proxy statement/prospectus will be mailed to stockholders as of a record date to be established for voting of the acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement/prospectus, without charge, once available, at the SEC’s Internet site http://www.sec.gov or by directing a request to Ithaka Acquisition Corp. at 100 South Pointe Drive, 23rd Floor, Miami, Florida 33139. As a result of the review by the SEC of the proxy statement/prospectus, Ithaka may be required to make changes to its description of the merger or other financial or statistical information contained in the proxy statement/prospectus.

Alsius Corporation

Condensed Balance Sheets

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2005	As of September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,309	$1,107
Accounts receivable, net	985	1,116
Inventories	1,812	2,046
Prepaid expenses	129	176

Total current assets	8,235	4,445
Property and equipment, net	255	325
Evaluation equipment, net	666	640
Other assets	336	527

Total assets	$9,492	$5,937

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$640	$1,264
Accrued liabilities	759	1,543
Current portion of promissory note	1,534	1,661
Current portion of capital lease obligations	8	22

Total current liabilities	2,941	4,490
Promissory note	2,970	7,166
Warrant and loan premium liabilities	296	3,213
Capital lease obligations	—	88

Total liabilities	6,207	14,957
Redeemable convertible preferred stock and Shareholders’ deficit	3,285	(9,020)

Total liabilities, redeemable convertible preferred stock and Shareholders’ equity	$9,492	$5,937

Alsius Corporation

Condensed Statements of Operations

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Revenue .	$760	$1,772	$2,152	$4,021

Operating expenses:
Cost of revenue	773	1,516	2,787	4,533
Research and development	885	690	2,726	2,080
Sales and marketing	1,047	1,346	3,348	4,027
General and administrative	415	638	1,118	3,443

Total operating expenses	3,120	4,190	9,979	14,083

Loss from operations	(2,360)	(2,418)	(7,827)	(10,062)
Other income (expense)
Interest income	57	13	141	72
Interest expense	(166)	(586)	(214)	(1,098)
Warrant expense	(60)	(1,585)	(112)	(1,663)

Net loss	$(2,529)	$(4,576)	$(8,012)	$(12,751)

Stock-based compensation is included in the above amounts as follows:
Cost of revenue	$0	$5	$1	$17
Research and development	6	12	14	36
Sales and marketing	36	(14)	71	103
General and administrative	33	39	65	283

	$75	$42	$151	$439

CONTACT:

Shari Annes (650) 888-0902

SA@Ithakacorp.com